Q4 & FYʼ23 Shareholder Letter February 21, 2024

Dear Shareholders,



Adam Gross, Interim CEO

Over the past few quarters and accelerating into 2024, we are making important changes designed to help position Vimeo for a future in which video is even more central to our daily lives. With these tailwinds, we're moving to more efficient product-led growth, with increased delivery of innovation and improved go-to-market systems and processes. These changes are already having a positive impact on our internal operations, and more importantly, on the value we're able to provide for customers.



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Product enhancements as part of our Vimeo Marketing release announcement.

With Vimeo Enterprise, we've re-oriented our enterprise products and value propositions around three simple use cases - marketers using video to acquire customers, employees using video for internal communications and collaboration, and media businesses monetizing video directly with their customers. Last quarter we launched a new Vimeo Marketing suite, bringing our offerings for CMOs and marketing teams together for the first time. We have a strong pipeline of new solutions targeting our three use cases that we plan to bring to market over the coming quarters.

We started this year with a revised sales structure and system improvements that are part of a larger effort to drive productivity gains and improved customer expansion. We were delighted to welcome new enterprise customers across industries in Q4, including Hermes, Domino's Pizza, Southwest Airlines, Gartner and Toyota. It's especially gratifying that many of our Q4 enterprise customer wins started as self-serve subscribers, demonstrating the essential value of connecting these businesses to drive efficient acquisition and account growth.

In Self-Serve & Add-Ons, last quarter I talked about our intention to prioritize organic product-led growth to drive efficient customer acquisition. To elaborate on what this will mean in practice, we are doubling down on our product investments while pulling back on marketing spend. As part of that strategy, last month we launched our Winter 2024 release, bringing to market significant improvements to our core experiences while unifying many aspects of our platform, making user journeys and workflows more streamlined. We believe investing in user engagement, and making it easier to discover and use our full suite of video management features, will be foundational to driving future efficient growth. And while we expect that continuing to reduce the amount we spend on buying traffic will likely have a near-term impact on bookings, we believe the subscribers we attract through our product-focused go-to-market strategy will lead to better conversion and retention over time.

Across the business, we made significant strides in improving profitability while also showing bookings and revenue improvement in the back-half of the year. Year-over-year rates of change for bookings and revenue in the second-half of 2023 improved four and five percentage-points from the first-half, respectively. At the same time, disciplined cost control drove improved profitability, with net income up more than $100 million and adjusted EBITDA up more than $40 million year-over-year in 2023. This gives us the opportunity to invest in growth while maintaining our adjusted EBITDA profitability in 2024. Some of these investments are not expected to bear fruit until 2025, but we believe our disciplined approach has and will create investment dollars.

vimeo

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3 Finally, as it’s awards season, I want to recognize this year's Oscar nominees in the documentary short film category, including The Last Repair Shop from Breakwater Studios, that use Vimeo to help create and share their work. Helping support and enable the filmmaker community is a special part of Vimeo, and part of our unique opportunity to bring the power of video to this new generation of business opportunities. 2024 Financial Context and Outlook The core of Vimeo (Vimeo Enterprise and Self Serve & Add-Ons) has grown bookings in the low single digit percent range for each of the past 2 years, and has a lot of upside potential being masked by the post pandemic market environment and our own proactive approach to putting Vimeo on better long-term financial footing. We see resilience in the business in the near-term that gives us confidence we are moving in the right direction. During the same time, we are proactively deprecating products such as Magisto, WIREWAX, and Wibbitz, and have moved Other closer to 10% of total bookings, causing it to have much less drag on total bookings. However, Other still comprised 17% of total revenue in Q4, and because revenue lags bookings, we expect this dynamic will cause a 2024 revenue headwind. OTT, the majority of this line, has some exciting prospects and we have a strong, efficiently operating team working on it. For now, we are viewing it as potential upside for the future. From an expense perspective, we continue to be disciplined. As we evolve our go to market and simplify Vimeo we have retooled our cost base. A great example of this is in our advertising spend. In 2024 we are choosing to continue to reduce advertising expenses after reducing them 12% in 2022 and another 21% in 2023. We are choosing to move fast on these types of changes to get Vimeo to a place of healthier long-term growth despite resulting potential near-term risk to bookings and revenue they may cause. We expect our gross margin will be near 77% in 2024 as we manage hosting costs offset by costs associated with increasing adoption of our AI-powered products. We plan to increase investment in research and development as part of our product-led growth strategy, and we will work to manage general and administrative costs carefully, including our recent execution of a small headcount reduction on February 1st to further rightsize G&A and marketing. From an equity perspective, net equity grants - grants awarded less forfeitures - were negative in 2023 thanks to a more disciplined approach and some turnover. In order to manage dilution going forward, we are looking to substitute cash for equity while still looking to maintain a competitive equity program to attract and retain talent. Putting it all together, we think we will continue to see some near-term top line headwinds in 2024 that will cause overall bookings and revenue to be down year-over-year. At the same time, we believe we can grow our adjusted EBITDA before the impact of replacing some of our equity compensation with cash, even as we plant the seeds for sustainable growth in 2025 and beyond. As we work our way through the year, we believe our product progress will start to become more and more evident, particularly in the second half, and will help push us to the growth profile we and our investors desire. Our view reflects that Vimeo’s business can get to net income profitability over time. The business is already supporting an adjusted EBITDA margin at and around 10%. In 2025 and beyond we believe Vimeo can generate growth and double digit adjusted EBITDA margins. As we start to move towards this financial model later in 2025, we will carefully balance investing for growth with profitability and may even choose to invest if we believe the opportunity to accelerate growth is strong. Thx, Adam Oscar winning director Ben Proudfoot of Breakwater Studio, who credits Vimeo Staff Picks for helping start his career as a filmmaker.

$101M Total Bookings 4 $106M Total Revenue 78% Gross Margin $8M Net Income $13M Adj. EBITDA* $301M Ending Cash $10M Cash Provided by Operating Activities $10M Free Cash Flow* Q4 Financial Overview *Adjusted EBITDA and Free Cash Flow are non-GAAP measures. For reconciliations please refer to the appendix starting on page 18.

Q4 Financial Details

Total Bookings ($M) Bookings & Revenue 6 Total bookings fell 3% in the quarter. Total revenue was $106 million, flat year-over-year, yielding Vimeo’s best revenue comparison since the third quarter of 2022. Total Revenue ($M) Bookings & Revenue

Vimeo Enterprise 7 Q4 Vimeo Enterprise bookings growth was 34% and revenue growth was 61% year-over-year bringing Vimeo Enterprise to 21% of bookings and 16% of revenue in the quarter. Subscribers grew 49% year-over-year to 3,300, ARPU was up 9% and NRR was 103%. We also saw strength in underlying metrics, with both seats filled and monthly active team users up well over 100% year-over-year in the quarter. We had some impressive customer wins in Q4. To name a few, we signed the University of Southern California, Hermès, and Cooley to power their video libraries, Aramco Europe and Domino’s Pizza for e-learning classes, Zuora for onboarding and training, and Southwest Airlines, Gartner, and Toyota Motor Corp for exec comms and all-hands. Last quarter we discussed execution headwinds impacting the Vimeo Enterprise pipeline. We made good progress in addressing some of these issues in Q4. However, we still have work to do to optimize our sales effort, particularly with SMBs where our pipeline has been relatively weaker. Vimeo Enterprise Bookings ($M) Vimeo Enterprise Subscribers and ARPU Vimeo Enterprise Vimeo Enterprise Revenue ($M)

8 Self-Serve & Add-Ons Bookings ($M) Self-Serve & Add-Ons Revenue ($M) Self-Serve & Add-Ons Subscribers and ARPU While still declining, Self-Serve & Add-Ons year-over-year bookings and revenue growth rates saw 1 and 3 percentage- point improvements, respectively, compared to last quarter. Subscribers were down 8% year-over-year in Q4, a slight improvement from the past couple quarters, offset by a 6% increase in ARPU. The results of our product focus are beginning to emerge. In Q4, we saw year-over-year conversion and AOV improvements which helped to offset traffic impacts from the market environment and the cuts we’ve made to sales & marketing, particularly in advertising expense. We also saw positive retention rate trends in Q4, with bookings and logo retention rates up year-over-year and quarter-over-quarter, with retention rate increases across all subscriber cohorts (based on how many years ago they first signed up for Vimeo). Self-Serve & Add-Ons Self Serve & Add-Ons

9 Other bookings were $12 million in the quarter, down 36% year-over-year. Last quarter, Other bookings were positively impacted by a shift in timing of a large OTT renewal that had previously been expected to close in Q4. Other Bookings ($M) Other Revenue ($M) Other 9

10 We continued to manage our expenses with discipline in Q4. GAAP cost of revenue was $23 million, down 6% year-over-year. GAAP and non-GAAP gross profit margin* were both 78%, both one point higher year-over-year. As compared to Q3, gross margin fell due to revenue timing and some incremental hosting costs. GAAP Gross Profit & Margin Non-GAAP Gross Profit & Margin* GAAP OpEx as a % of Revenue Non-GAAP OpEx as a % of Revenue* Total GAAP operating expenses were down 12% and non-GAAP operating expenses* were down 7% year-over-year. Q4 headcount ended at 1,070, down 13% year-over-year. Expenses & Profitability *See reconciliation of GAAP to non-GAAP measures in the appendix starting on page 18.

11 In sales and marketing, our focus is on achieving a more efficient customer acquisition model by reducing advertising spend in order to allocate more resources to product initiatives to attract and retain high-value users. In Q4 we reduced advertising spend by 17% year-over-year. GAAP sales and marketing expense was down 14% and non-GAAP sales and marketing expense* was down 11% year-over-year to 31% of revenue, down 4 percentage-points year-over-year. In research and development, our focus is on investing in an innovative product experience in the most efficient manner possible. We made investments in Q4 in products that will be part of our Q1 release including continued investments in AI, as well as in products within the Vimeo Marketing release, which included a fully revamped, faster, more precise timeline-based editor, advanced analytics, and multi-language audio captioning. In Q4, GAAP research and development was up 12% year-over-year to 25% of revenue, and non-GAAP R&D* was down 1% year-over-year, coming in at 21% of revenue. In general and administrative, our focus is on driving efficiency and scaling operations over time. In Q4, GAAP G&A was down 35% year-over-year to 14% of revenue. Non-GAAP G&A* was down 7% year-over-year in Q4 to 14% of revenue, down one percentage-point year-over-year. Stock-based compensation expense was $7 million in the quarter, down 45% year-over-year, impacted by our reduced headcount including the impact of team departures during the year. Depreciation increased by $0.7 million year-over-year due to an asset retirement obligation related to international office space. Other income was $4 million in Q4, as our cash balances yielded strong returns in a higher interest rate environment. Net Income was $8 million in the quarter. Both Basic and Diluted EPS were $0.05. Adjusted EBITDA* was a record $13 million in the quarter, an increase of $7 million year-over-year. Net Income & Net Income as a % of Revenue Adjusted EBITDA & Adj. EBITDA Margin* Expenses & Profitability *See reconciliation of GAAP to non-GAAP measures in the appendix starting on page 18.

12 We ended Q4 with $301 million in cash and cash equivalents, up $27 million compared to the year-ago quarter. In 2023, we generated $38 million in cash from operations, which includes $5 million of restructuring charges and $2 million related to contingent consideration arrangements, partially offset by approximately $11 million of investing and financing activities primarily related to withholding taxes on the settlement of equity awards and contingent consideration arrangements. Accounts receivable, net was $27 million, down $5 million compared to the year-ago quarter thanks to our improved collections processes, leading to days sales outstanding in the quarter of 23, a 17% decrease year-over-year. Net cash from operating activities was $10 million in the quarter, up $8 million from the year-ago quarter, driven primarily by improved operating income and interest income from our significant cash balance. Free Cash Flow* was $10 million in the quarter, up $8 million from the year-ago quarter, though down compared to Q3 due to the timing of some larger payments. For the full year 2024, we expect: ● Revenue to be between $385 million and $400 million (down 8% to 4% year-over-year) ● Operating loss to be approximately $5 million ● Adjusted EBITDA* to be essentially flat with 2023, which includes the impact of approximately $5 million in cash compensation substituted for equity grants For the first quarter of 2024, we expect: ● Revenue to be around $100 million ● Operating loss to be between approximately $4 million and $2 million ● Adjusted EBITDA* to be between $7 million and $9 million Balance Sheet & Cash Flow Highlights Guidance *See reconciliation of GAAP to non-GAAP measures in the appendix starting on page 18.

GAAP FINANCIAL STATEMENTS

VIMEO, INC. CONSOLIDATED STATEMENT OF OPERATIONS
($ in thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,	
	2023	2022	2023	2022
Revenue	$ 105,544	$ 105,564	$ 417,214	$ 433,028
Cost of revenue (exclusive of depreciation shown separately below)	23,257	24,714	91,576	103,595
Gross profit	82,287	80,850	325,638	329,433
Operating expenses:				
Research and development expense	25,985	23,137	107,074	127,661
Sales and marketing expense	35,032	40,611	151,487	170,401
General and administrative expense	14,549	22,228	49,194	107,011
Depreciation	799	144	1,997	2,198
Amortization of intangibles	348	1,234	2,839	5,100
Total operating expenses	76,713	87,354	312,591	412,371
Operating income (loss)	5,574	(6,504)	13,047	(82,938)
Interest expense	—	(124)	(998)	(491)
Other income, net	3,627	2,052	12,862	5,764
Earnings (loss) before income taxes	9,201	(4,576)	24,911	(77,665)
Income tax provision	(806)	(539)	(2,879)	(1,926)
Net earnings (loss)	$ 8,395	$ (5,115)	$ 22,032	$ (79,591)
Per share information:				
Basic earnings (loss) per share	$ 0.05	$ (0.03)	$ 0.13	$ (0.49)
Diluted earnings (loss) per share	$ 0.05	$ (0.03)	$ 0.13	$ (0.49)
Weighted average shares outstanding used in the computation of net earnings (loss) per share:				
Basic	164,472	161,613	163,238	161,478
Diluted	166,313	161,613	165,271	161,478
Stock-based compensation expense by function:				
Cost of revenue	$ 256	$ 302	$ 996	$ 1,000
Research and development expense	4,103	1,118	15,753	20,447
Sales and marketing expense	2,285	3,634	9,661	9,986
General and administrative expense	(31)	7,027	(14,368)	32,907
Total stock-based compensation expense	$ 6,613	$ 12,081	$ 12,042	$ 64,340

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VIMEO, INC. CONSOLIDATED BALANCE SHEET
($ in thousands)

	December 31, 2023	December 31, 2022
ASSETS		
Cash and cash equivalents	$ 301,372	$ 274,497
Accounts receivable, net	26,605	31,434
Prepaid expenses and other current assets	23,491	18,395
Total current assets	351,468	324,326
Leasehold improvements and equipment, net	607	1,355
Goodwill	245,406	245,406
Intangible assets with definite lives, net	2,629	5,468
Other non-current assets	22,810	28,876
TOTAL ASSETS	$ 622,920	$ 605,431
LIABILITIES AND SHAREHOLDERS' EQUITY		
LIABILITIES:		
Accounts payable, trade	$ 4,696	$ 8,415
Deferred revenue	168,610	167,388
Accrued expenses and other current liabilities	53,573	57,151
Total current liabilities	226,879	232,954
Other long-term liabilities	13,809	18,619
Commitments and contingencies		
SHAREHOLDERS' EQUITY:		
Common stock	1,585	1,572
Class B common stock	94	94
Preferred stock	—	—
Additional paid-in capital	774,587	768,390
Accumulated deficit	(393,335)	(415,367)
Accumulated other comprehensive loss	(699)	(831)
Total shareholders' equity	382,232	353,858
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 622,920	$ 605,431

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VIMEO, INC. CONSOLIDATED STATEMENT OF CASH FLOWS
($ in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,	
	2023	2022	2023	2022
Cash flows from operating activities:				
Net earnings (loss)	$ 8,395	$ (5,115)	$ 22,032	$ (79,591)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:				
Stock-based compensation expense	6,613	12,081	12,042	64,340
Amortization of intangibles	348	1,234	2,839	5,100
Depreciation	799	144	1,997	2,198
Provision for credit losses	451	(144)	777	7,606
Loss on the sale of an asset	—	—	37	—
Non-cash lease expense	1,039	1,325	4,449	5,971
Other adjustments, net	280	286	1,333	(433)
Changes in assets and liabilities:				
Accounts receivable	(2,378)	(1,111)	1,075	(13,027)
Prepaid expenses and other assets	(3,193)	(1,534)	(5,180)	(3,090)
Accounts payable and other liabilities	(1,534)	(4,581)	(7,744)	(23,760)
Deferred revenue	(838)	(900)	4,128	(2,385)
Net cash provided by (used in) operating activities	9,982	1,685	37,785	(37,071)
Cash flows from investing activities:				
Acquisitions, net of cash acquired	—	—	—	21
Capital expenditures	—	(132)	(108)	(802)
Proceeds from the sale of an asset	—	—	639	1,611
Net cash (used in) provided by investing activities	—	(132)	531	830
Cash flows from financing activities:				
Amounts related to settlement of equity awards	(717)	(288)	(6,414)	(5,448)
Proceeds from exercise of stock options	625	—	759	18
Contingent consideration payment	—	—	(5,774)	(4,816)
Other	—	279	(266)	(342)
Net cash used in financing activities	(92)	(9)	(11,695)	(10,588)
Total cash provided (used)	9,890	1,544	26,621	(46,829)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	655	83	(19)	(682)
Net increase (decrease) in cash and cash equivalents and restricted cash	10,545	1,627	26,602	(47,511)
Cash and cash equivalents and restricted cash at beginning of period	290,891	273,207	274,834	322,345
Cash and cash equivalents and restricted cash at end of period	$ 301,436	$ 274,834	$ 301,436	$ 274,834

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VIMEO, INC. DISAGGREGATED REVENUE AND OPERATING METRICS
(In thousands except per ARPU)

	Three Months Ended December 31,		Twelve Months Ended December 31,	
	2023	2022	2023	2022
Disaggregated Revenue				
Self-Serve & Add-Ons	$ 71,171	$ 73,652	$ 285,529	$ 304,726
Vimeo Enterprise	16,808	10,415	56,499	39,271
Other	17,565	21,497	75,186	89,031
Total Revenue	$ 105,544	$ 105,564	$ 417,214	$ 433,028
Operating Metrics				
Self-Serve & Add-Ons:				
Subscribers	1,379.7	1,505.0	1,379.7	1,505.0
Average Subscribers	1,388.5	1,522.1	1,442.4	1,529.9
ARPU	$ 203	$ 192	$ 198	$ 199
Bookings	$ 67,976	$ 70,102	$ 281,548	$ 297,312
Vimeo Enterprise:				
Subscribers	3.3	2.2	3.3	2.2
Average Subscribers	3.2	2.2	2.8	1.9
ARPU	$ 20,953	$ 19,191	$ 20,269	$ 20,321
Bookings	$ 21,649	$ 16,207	$ 71,435	$ 46,781
Other:				
Subscribers	67.0	93.3	67.0	93.3
Average Subscribers	69.0	97.7	80.1	116.0
ARPU	$ 1,010	$ 873	$ 938	$ 767
Bookings	$ 11,552	$ 17,971	$ 50,106	$ 67,015

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RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
($ in millions; rounding differences may occur)

	Three Months Ended December 31,		
	2023	2022	2021
Reconciliation of non-GAAP gross profit:			
GAAP Gross profit	$ 82.3	$ 80.9	$ 79.5
Gross Margin	78%	77%	75%
Add back: Stock-based compensation expense	0.3	0.3	0.1
Non-GAAP Gross Profit	$ 82.5	$ 81.2	$ 79.6
Non-GAAP Gross Margin	78%	77%	75%
Reconciliation of non-GAAP operating expenses:			
GAAP Research and development expense	$ 26.0	$ 23.1	$ 30.4
% of Revenue	25%	22%	29%
Less: Stock-based compensation expense	4.1	1.1	4.8
Non-GAAP Research and development expense	$ 21.9	$ 22.0	$ 25.6
% of Revenue	21%	21%	24%
GAAP Sales and marketing expense	$ 35.0	$ 40.6	$ 42.6
% of Revenue	33%	38%	40%
Less: Stock-based compensation expense	2.3	3.6	1.7
Non-GAAP Sales and marketing expense	$ 32.7	$ 37.0	$ 40.9
% of Revenue	31%	35%	39%
GAAP General and administrative expense	$ 14.5	$ 22.2	$ 28.5
% of Revenue	14%	21%	27%
Less: Stock-based compensation expense	—	7.0	7.7
Less: Contingent consideration fair value adjustments	—	(0.5)	—
Non-GAAP General and administrative expense	$ 14.6	$ 15.7	$ 20.8
% of Revenue	14%	15%	20%

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RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
($ in millions except per share data; shares in thousands; rounding differences may occur)

	Three Months Ended December 31,		
	2023	2022	2021
Reconciliation of net earnings (loss) to Adjusted EBITDA:			
Net earnings (loss)	$ 8.4	$ (5.1)	$ (24.0)
Add back:			
Income tax provision	0.8	0.5	0.4
Other income, net	(3.6)	(2.1)	(0.1)
Interest expense	—	0.1	0.1
Operating income (loss)	5.6	(6.5)	(23.6)
Operating Income (Loss) Margin	5%	(6)%	(22)%
Add back:			
Stock-based compensation expense	6.6	12.1	14.4
Depreciation	0.8	0.1	0.3
Amortization of intangibles	0.3	1.2	1.3
Contingent consideration fair value adjustments	—	(0.5)	—
Adjusted EBITDA	$ 13.3	$ 6.5	$ (7.6)
Adjusted EBITDA Margin	13%	6%	(7)%
Computation of Free Cash Flow:			
Net cash provided by operating activities	$ 10.0	$ 1.7	$ (11.6)
Add: Restructuring costs	—	0.4	—
Less: Capital expenditures	—	(0.1)	(0.1)
Free Cash Flow	$ 10.0	$ 1.9	$ (11.8)

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RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL OUTLOOK
($ in millions; rounding differences may occur)

	Three Months Ended March 31, 2024			Twelve Months Ended December 31, 2024
Operating loss to Adjusted EBITDA range:				
Operating loss	$ (4.1)	—	$ (2.1)	$ (4.5)
Add back:				
Stock-based compensation expense	8.2		8.2	34.8
Depreciation	0.1		0.1	0.2
Amortization of intangibles	0.3		0.3	1.4
Restructuring costs	2.5		2.5	2.5
Adjusted EBITDA	$ 7.0	—	$ 9.0	$ 34.4

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PRINCIPLES OF FINANCIAL REPORTING

We have provided in this press release certain non-GAAP financial measures, including Adjusted EBITDA, non-GAAP gross profit, non-GAAP operating expenses, and free cash flow, to supplement our financial information presented in accordance with GAAP. We use these non-GAAP financial measures internally in analyzing our financial results and believe that these non-GAAP financial measures are useful to investors as an additional tool to evaluate ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures. However, our presentation of these non-GAAP financial measures may differ from the presentation of similarly titled measures by other companies. Adjusted EBITDA is one of the metrics on which our internal budgets are based and also one of the metrics by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. We endeavor to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure. We encourage investors to examine the reconciling adjustments between the GAAP and corresponding non-GAAP measure.

From time to time, we provide forward-looking outlook information, including for Adjusted EBITDA. Adjusted EBITDA used in our outlook will differ from net earnings (loss) and operating income (loss) in ways similar to the reconciliations provided above and the definitions of Adjusted EBITDA provided below.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") is defined as operating income (loss) excluding: (1) stock-based compensation expense; (2) depreciation; (3) acquisition-related items consisting of (i) amortization of intangible assets, (ii) impairments of goodwill and intangible assets, if applicable, and (iii) gains and losses recognized on changes in the fair value of contingent consideration arrangements; and (4) restructuring costs associated with exit or disposal activities such as a reduction in force. We believe this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. The above items are excluded from our Adjusted EBITDA measure because these items are either non-cash or non-recurring in nature and are collectively referred to as "Adjusted EBITDA Non-GAAP Adjustments." Adjusted EBITDA has certain limitations because it excludes the impact of these expenses.

Adjusted EBITDA Margin is Adjusted EBITDA, divided by revenue.

Non-GAAP Gross Profit excludes stock-based compensation expense and restructuring costs included in Cost of revenue.

Non-GAAP Gross Margin is Non-GAAP Gross Profit, divided by revenue.

Non-GAAP Operating Expenses include Non-GAAP Research and development expense, Non-GAAP Sales and marketing expense, and Non-GAAP General and administrative expense. These Non-GAAP operating expenses exclude Adjusted EBITDA Non-GAAP Adjustments in their respective expense items.

Free Cash Flow is defined as net cash provided by, or used in, operating activities less cash used for capital expenditures, contingent consideration arrangements included in operating activities and restructuring costs. We believe Free Cash Flow is useful to investors as a liquidity measure because it measures our ability to generate or use cash.

Items That Are Excluded From Non-GAAP Measures

Stock-based compensation expense consists of expense associated with the grants of Vimeo stock-based awards. These expenses are not paid in cash and we view the economic costs of stock-based awards to be the dilution to our share base. We also consider the dilutive impact of stock-based awards in GAAP diluted earnings per share, to the extent such impact is dilutive.

Depreciation is a non-cash expense relating to our leasehold improvements and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

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Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as customer relationships, technology and trade names, are valued and amortized over their estimated lives. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairments of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

Restructuring costs consist of costs associated with exit or disposal activities such as severance and other post-employment benefits paid in connection with a reduction-in-force. We consider these costs to be non-recurring in nature and therefore, are not indicative of current or future performance or the ongoing cost of doing business.

Operating Metrics and Key Terms

Self-Serve & Add-Ons relates to our subscription plans sold directly online, and any add-on services tied to those online subscriptions. This includes our Starter, Standard, and Advanced subscription plans, and add-on services such as bandwidth charges, which are sold through our sales force to subscribers of one of our plans if they exceed a certain threshold of bandwidth.

Vimeo Enterprise relates to our video offering designed for teams and organizations, which includes the same capabilities of Self-Serve & Add-Ons plus enterprise-grade features such as advanced security, custom user permissions, single-sign on for employees, interactive video tools, and marketing software integrations. Vimeo Enterprise is sold through our sales force and is often an upgrade from Vimeo's Self-Serve & Add-Ons as the number of users or use cases in an organization grows.

Other relates to products and services we offer outside of Self-Serve & Add-Ons and Vimeo Enterprise, primarily our over-the-top ("OTT") video monetization solution that allows customers to launch and run their own video streaming channel directly to their audience through a branded web portal, mobile apps and Internet-enabled TV apps. Other also includes Magisto, Livestream, Wibbitz, and WIREWAX.

Subscribers is the number of users who have an active subscription to one of Vimeo's paid plans measured at the end of the relevant period. Vimeo counts each account with a subscription plan as a subscriber. In the case of customers who maintain accounts across Self-Serve & Add-Ons, Vimeo Enterprise, and Other, Vimeo counts them as one subscriber for each of the components in which they maintain a subscription. Vimeo does not count team members who have access to a subscriber's account as additional subscribers.

Average Subscribers is the sum of the number of Subscribers at the beginning and at the end of the relevant measurement period divided by two.

Average Revenue per User ("ARPU") is the annualized revenue for the relevant period divided by Average Subscribers. For periods that are less than a full year, annualized revenue is calculated by dividing the revenue for that particular period by the number of calendar days in the period and multiplying this value by the number of days in that year.

Bookings consists of fixed fees for SaaS services, measured at the end of the relevant period, that subscribers have paid or committed to pay during their subscription period or 12 months, whichever is shorter, less refunds and chargebacks during the same period.

Gross Margin is revenue less cost of revenue, divided by revenue.

Operating Income (Loss) Margin is Operating income (loss), divided by revenue.

Net Revenue Retention ("NRR") is a metric we track for our Vimeo Enterprise Customers that is calculated at the end of the relevant period, by taking the annualized subscription revenue for Vimeo Enterprise Customers at the end of the period that also existed twelve months prior and dividing that by the annualized subscription revenue for all customers that existed twelve months prior to that date.

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DILUTIVE SECURITIES

Vimeo has various dilutive securities. The table below details these securities as well as estimated dilution at various stock prices (shares in millions; rounding differences may occur).

	Shares	Avg. Exercise Price	As of 2/15/2024	Dilution at:			
Share Price			$ 4.04	$ 5.00	$ 7.00	$ 9.00	$11.00
Common Stock Outstanding as of 2/15/2024	168.0		168.0	168.0	168.0	168.0	168.0
SARs and Stock Options	12.4	$ 5.58	—	—	0.5	2.0	3.0
RSUs	12.5		6.2	6.2	6.2	6.2	6.2
Total Estimated Dilution			6.2	6.2	6.7	8.2	9.2
% Dilution			3.7 %	3.7 %	4.0 %	4.9 %	5.4 %
Total Estimated Diluted Shares Outstanding			174.2	174.2	174.8	176.3	177.2

The dilutive securities presentation is calculated using the methods and assumptions described below, which are different than those prescribed by GAAP.

The estimated dilutive effect was calculated assuming the Company settles equity awards on a net basis; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon vesting or exercise, adjusted for (i) the estimated income tax benefit from the tax deduction received upon the vesting or exercise of awards held in the U.S., as such tax benefit is assumed to be used to repurchase shares of Vimeo common stock and (ii) in the case of stock options, the strike price proceeds that are received by the Company and assumed to be used to repurchase shares of Vimeo common stock. The number of shares required to settle stock appreciation rights will be impacted by movement in the stock price of Vimeo.

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OTHER INFORMATION

Cautionary Statement Regarding Forward-Looking Information

This press release and the Vimeo livestream which will be held at 5 p.m. Eastern Time on February 21, 2024, contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "will," "may," "could," "should," "would," "anticipates," "estimates," "expects," "plans," "projects," "forecasts," "intends," "targets," "seeks" and "believes," as well as variations of these words or comparable words, among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to Vimeo's expectations regarding future results of operations and financial condition, business strategy, and plans and objectives of management for future operations. Forward-looking statements are based on our management's beliefs and assumptions and on information currently available. These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions. Actual results could differ materially from those contained in or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: adverse changes in economic conditions, changes in the regulatory landscape, including, in particular, changes in laws that might increase the liability of online intermediaries for user-generated content, reputational damage caused by problematic user content or our decisions to remove (or not remove) it; changes in policies implemented by third party platforms upon which we rely for traffic and distribution of mobile apps, increased competition in the online video category, our ability to convert visitors into uploaders and uploaders into paying subscribers, our ability to retain paying subscribers by maintaining and improving our value proposition, our ability to provide video storage and streaming in a cost-effective manner, our ability to successfully attract sales-assisted customers, our ability to protect sensitive data from unauthorized access, the integrity, quality, scalability and redundancy of our systems, technology and infrastructure (and those of third parties with which we do business), our ability to successfully operate in and expand into additional international markets, our ability to adequately protect our intellectual property rights and not infringe the intellectual property rights of third parties, foreign exchange currency rate fluctuations, the impact of the COVID-19 pandemic and geopolitical events on our business, the possibility that our historical consolidated and combined results may not be indicative of our future results and the other factors set forth in the section titled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 to be filed with the Securities and Exchange Commission ("SEC") on February 22, 2024 as they may be updated by our periodic reports subsequently filed with the SEC. Other unknown or unpredictable factors that could also adversely affect Vimeo's business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of Vimeo's management as of the date of this communication. Vimeo does not undertake to update these forward-looking statements.

About Vimeo

Vimeo (NASDAQ:VMEO) is the world's most innovative video experience platform. We enable anyone to create high-quality video experiences to connect better and bring ideas to life. We proudly serve our growing community of more than 300 million users — from creative storytellers to globally distributed teams at the world's largest companies. Learn more at www.vimeo.com.

Contact Us

Vimeo Investor Relations
Ken Goff
ir@vimeo.com

Vimeo Communications
Lisa Chan
press@vimeo.com

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